      As filed with the Securities and Exchange Commission on May 28, 1997
                                                       Registration No. 33-92840

   --------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
   --------------------------------------------------------------------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
   --------------------------------------------------------------------------

                               VISTA BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                   New Jersey
         (State or other jurisdiction of incorporation or organization)

                                   22-2870972
                      (I.R.S. Employer Identification No.)

       305 Roseberry Street, P.O. Box 5360, Phillipsburg, New Jersey 08865
                            Telephone: (908) 859-9500
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

             Barbara Harding, President and Chief Executive Officer
                               Vista Bancorp, Inc.
       305 Roseberry Street, P.O. Box 5360, Phillipsburg, New Jersey 08865
                            Telephone: (908) 859-9500
                     (Name, address, including ZIP code, and
                        telephone number, including area
                           code, of agent for service)

                                 With a Copy To:
                             John B. Lampi, Esquire
                         Schnader Harrison Segal & Lewis
        30 North Third Street, Suite 700, Harrisburg, Pennsylvania 17101
                            Telephone: (717) 231-4000

Approximate date of commencement of the proposed sale of securities to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / X /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                                               CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
                                Amount           Proposed maximum           Proposed            Amount of
   Title of each class of       to be              offering price        maximum aggregate    registration
securities to be registered   registered           per unit(1)          offering price(1)        fee(1)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.50 per share              500,000 shares           $10.625               $5,312,500          $1,831.91
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(c), upon the average of the bid and asked price of the shares of Registrant's common stock as of May 23, 1995.

                       Index to Exhibits Found on Page R-8

PROSPECTUS
                                 500,000 Shares

                               VISTA BANCORP, INC.
                              305 Roseberry Street
                         Phillipsburg, New Jersey 08865
         ---------------------------------------------------------------

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         ---------------------------------------------------------------

                     Common Stock, Par Value $.50 Per Share

                    -----------------------------------------

                  The Dividend Reinvestment and Stock Purchase Plan (the "Plan") described herein offers the holders of Common Stock, par value $.50 per share, (the "Common Stock") of Vista Bancorp, Inc. (the "Company") an opportunity to reinvest automatically their dividends in shares of Common Stock. Moreover, each shareholder participating in the Plan ("Participant") may also voluntarily purchase, on a quarterly basis, additional shares of the Common Stock within the limitations provided in the Plan.

                  Shares of Common Stock for the Plan will be made available by the Company. The quarterly purchase price of each share is the closing NASDAQ bid price ("Plan Price Per Share") on the last business day of the second week in February, May, August and November of each year, or, if there is no reported trade on such day, then on the most recent day preceding such day (the "Price Date"). If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of the shares of the Common Stock pursuant to the Plan and all participants will receive their quarterly dividend payment check. There will be no brokerage commissions or service charges upon the purchase of shares under the Plan. The Company will bear all other costs of administering the Plan.

    It is recommended that this Prospectus be retained for future reference.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE
          SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF COMMON STOCK ARE NOT BANK DEPOSITS, ARE NOT OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, ARE NOT INSURED
           OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
             OR ANY OTHER GOVERNMENT AGENCY, AND INVOLVE INVESTMENT
                 RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                  The date of this Prospectus is May 26, 1995,
                 as amended and supplemented on April 23, 1997.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IN DOCUMENTS SUBSEQUENTLY INCORPORATED BY REFERENCE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----

Available Information....................................................................................    3
Incorporation of Certain Documents by Reference..........................................................    3
Prospectus Summary.......................................................................................    4
Investment Considerations................................................................................    5
Description of the Dividend Reinvestment and Stock Purchase Plan.........................................    6
  Purpose................................................................................................    7
  Advantages to Participants.............................................................................    7
  Administration.........................................................................................    7
  Participation..........................................................................................    8
  Purchases..............................................................................................    9
  Reports to Participants................................................................................   10
  Dividends..............................................................................................   10
  Sale of Shares.........................................................................................   10
  Voluntary Withdrawal from the Plan.....................................................................   11
  Federal Income Tax Consequences........................................................................   11
  Other Information......................................................................................   12
Use of Proceeds..........................................................................................   14
Description of Common Stock..............................................................................   14
  General................................................................................................   14
  Anti-takeover Provisions...............................................................................   15
  Price Range of Common Stock and Dividends..............................................................   17
  Dividend Restrictions on PNB...........................................................................   17
  Dividend Restrictions on Twin Rivers...................................................................   18
  Dividend Restrictions on the Company...................................................................   18
Security Ownership of Certain Beneficial Owners and Management...........................................   19
  Principal Owners.......................................................................................   19
  Beneficial Ownership by Officers, Directors and Nominees...............................................   20
Plan of Distribution.....................................................................................   21
Experts..................................................................................................   22
Legal Matters............................................................................................   22
Statement as to Indemnification..........................................................................   22

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60621- 2511 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company files such material electronically with the SEC. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC Website is http://www.sec.gov. The Company's Common Stock is quoted on the NASDAQ National Market System - Small Cap Issues under the symbols "VBNJ" on "VistaBc," and such reports, proxy statements and other information can also be inspected at the office of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.


         The Company has filed with the SEC a Registration Statement and a Post-effective Amendment on Form S-3 under the Securities Act of 1933, as amended (the "1933 Act") with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement and the Post-effective Amendment pursuant to the rules and regulations of the SEC, and reference is made to the Registration Statement and the Post-effective Amendment, including the exhibits thereto, for further information with respect to the Company on the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement and the Post-effective Amendment and the exhibits thereto may be inspected without charge at offices of the SEC, and copies of all or any portion thereof may be obtained from the SEC upon payment of the prescribed fees.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



         The Company's annual reports on SEC Form 10-K for the years ended December 31, 1996 and 1995, and on SEC Form 10-Q for the quarters ended March 31, 1997 and 1996, previously filed by the Company with the SEC, pursuant to the 1934 Act, are hereby incorporated by reference into this Prospectus.


         All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock under the Plan, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, which is also or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporated). Written or oral requests for such copies should be directed to:
Coordinator: The Dividend Reinvestment and Stock Purchase Plan, Vista Bancorp, Inc., 305 Roseberry Street, Post Office Box 5360, Phillipsburg, New Jersey 08865; telephone: (908) 859-9500.


                               PROSPECTUS SUMMARY


                  The following summary of this Prospectus is provided for your convenience and is not intended to be complete. This summary is qualified in its entirety by the detailed information set forth elsewhere in this Prospectus including the documents incorporated by reference into this Prospectus.

The Company                                 The Company is a New Jersey business
                                            corporation and registered bank
                                            holding company. The Company has two
                                            wholly-owned banking subsidiaries,
                                            The Phillipsburg National Bank and
                                            Trust Company ("PNB") and Twin
                                            Rivers Community Bank ("Twin
                                            Rivers") (hereinafter collectively
                                            referred to as the "Bank
                                            Subsidiaries"). The Company's
                                            registered office is located at the
                                            administrative offices of PNB, which
                                            is 305 Roseberry Street,
                                            Phillipsburg, New Jersey 08865;
                                            telephone number: (908) 859-9500.

The Dividend Reinvestment
and Stock Purchase Plan:                    500,000 shares of the Common Stock
                                            pursuant to the terms and conditions
                                            of the Dividend Reinvestment and
                                            Stock Purchase Plan described in
                                            question and answer format beginning
                                            on page 6 of this Prospectus.


Purchase Price                              The quarterly purchase price of each
                                            share is the closing NASDAQ bid
                                            price ("Plan Price Per Share") on
                                            the last business day of the second
                                            week in February, May, August and
                                            November of each year, or, if there
                                            is no reported trade on
                                            such day, then on the most recent
                                            day preceding such day (the "Price
                                            Date"). If the Plan Price Per Share
                                            is below the book value per share as
                                            of the last day of January, April,
                                            July and October preceding the
                                            respective Price Date, then there
                                            will be no purchases of the shares
                                            of the Common Stock pursuant to the
                                            Plan and all participants will
                                            receive their quarterly dividend
                                            payment check.

Use of Proceeds                             General corporate purposes,
                                            including investments in or advances
                                            to the Bank Subsidiaries.

Transfer Agent and Registrar                The Company acts as its own transfer
                                            agent and registrar of the shares of
                                            the Common Stock.


                            INVESTMENT CONSIDERATIONS


                  The following investment considerations should be considered by prospective Participants in deciding whether to purchase the Common Stock offered hereby.

Competitive Banking Environment

                  The Company and the Bank Subsidiaries operate in a competitive banking environment. In New Jersey and Pennsylvania generally, and in the Bank Subsidiaries' service areas specifically, larger banks dominate the commercial banking industry. By virtue of their larger asset and capital bases, such institutions have substantially greater lending limits than the Bank Subsidiaries and perform certain functions for their customers which the Bank Subsidiaries do not offer. In addition to commercial banks, the Company and the Bank Subsidiaries also compete with other financial institutions, such as savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies, and others in obtaining deposits and in making loans. Future competitors that are not currently serving the Company's target market may also enter the market. The Company and the Bank Subsidiaries have been successful in competing with these institutions by marketing themselves as a locally-owned and operated financial institution that provides personalized customer service.

Economic Conditions and Related Uncertainties

                  Commercial banking is affected by general economic and political conditions, both domestic and international, and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, international disorders, and other factors beyond the Company's control may adversely affect the future profitability of the Company. The current period of regulation makes projections of the cost of time deposits and the ratio of time to demand deposits unreliable, which could also adversely affect the future profitability of the Company.

                  The Bank Subsidiaries have continued to review the status of all their loans regularly and, in so doing, has taken into account the experience of other banks and the condition of real estate values in their market areas. The Company believes that the allowance for loan losses of the Bank Subsidiaries is adequate to cover existing potential loan losses. However, future adjustments to that allowance may be necessary, and future earnings may be negatively impacted if actual circumstances differ substantially from the assumptions used by the Company in making that determination.

Payment of Dividends

                  The Company intends to pay cash dividends, on a quarterly basis, as the parent holding company of the Bank Subsidiaries. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank Subsidiaries to the Company. However, future dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers dividend policy.

Possible Change of Regulations

                  The Company and the Bank Subsidiaries are strictly regulated and supervised by a variety of state and Federal regulatory bodies in accordance with applicable statutes and regulations. Prospective investors should be aware that the statutes and regulations governing financial institutions in general, and the commercial banking industry in particular, are currently in a state of continuous change and have been substantially modified during recent years. It should be anticipated that such governing laws will be substantially modified in the future.

Market for the Common Stock


                  The Company's Common Stock is listed for price quotation on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small-Cap Market under the designation "VistaBc" or the symbol "VBNJ." There are established market makers for the Company's Common Stock. An interested investor may request a current list of such market makers by contacting: Jill A. Pursell, Assistant Vice President and Corporate Secretary; telephone: (908) 859-9559.

                    DESCRIPTION OF THE DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN


                  The following is a description, in question and answer form, of the provisions of the Plan offered to holders of the Common Stock of the Company. A holder of the Company's Common Stock, who does not elect to participate in the Plan, will continue to receive cash dividends by check as and when declared.

Purpose

                  1.       What is the purpose of the Plan?
                           --------------------------------

                  The purpose of the Plan is to provide: (1) shareholders of record of Common Stock with a simple and convenient method to invest cash dividends in, and to make voluntary cash payments for, the Common Stock without payment of any brokerage commissions or service charges and (2) the Company with additional funds for general corporate purposes.

Advantages to Participants

                  2.       What are the advantages of enrollment in the Plan?
                           --------------------------------------------------

                  The purchase price of each share is the closing NASDAQ bid price ("Plan Price Per Share") on the last business day of the second week in February, May, August and November of each year, or, if there is no reported trade on such day, then on the most recent day preceding such day (the "Price Date"). If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of shares of the Common Stock pursuant to the Plan and all participants will receive their dividend payment check. See Question 11.

                  Each stockholder participating in the Plan (the "Participant") can reinvest his or her dividends and invest additional cash to purchase Common Stock at the above-described price.

                  A Participant can purchase Common Stock without the payment of any brokerage commissions or other charges. See Question 8.

                  Regular statements provide a Participant with an updated record of each transaction. See Question 12.

Administration

                  3.       Who administers the Plan?
                           -------------------------

                  The Executive Committee of the Company administers the Plan and the Company keeps records, sends statements of accounts to Participants and performs other duties relating to the Plan. The Executive Committee consists of outside directors of the Company. The Executive Committee selects one of its members as Chairman, and holds meetings at such times and places as it may determine. Acts of a majority of the Executive Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Executive Committee, shall be the valid acts of the Executive Committee. Shares of Common Stock purchased under the Plan are registered initially in book-entry form in the names of the Participants.

                  All correspondence relating to the Plan should include your social security or taxpayer identification number and should be mailed to:

                           Jill A. Pursell, Assistant Vice President
                           and Corporate Secretary
                           Vista Bancorp, Inc.
                           305 Roseberry Street
                           Post Office Box 5360
                           Phillipsburg, New Jersey  08865
                           Telephone: (908) 859-9559

Participation

                  4.       Who is eligible to participate?
                           -------------------------------

                  All shareholders of the Company's issued and outstanding shares of Common Stock are eligible to participate in the Plan. Beneficial owners of such stock whose shares are held for them in registered names other than their own, such as the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either instruct the holder of record to join the Plan or have the shares transferred into a separate participating account.

                  "Beneficial ownership" for the purpose of the Plan shall be determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the SEC and may include Common Stock owned by or for an individual's spouse and minor children and any other relative who has the same home, as well as Common Stock to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days of any dividend declaration date.

                  5.       Is partial participation possible under the Plan?
                           -------------------------------------------------

                  No. A shareholder must elect to receive his or her entire dividend in the form of the Common Stock.

                  6.       How does a shareholder become a participant?
                           --------------------------------------------


                  To participate in the Plan, a shareholder must complete and sign the Authorization Form enclosed with this Prospectus and return it to the Company. Authorization Forms will be provided from time to time to all holders of record of Common Stock. Such forms may also be obtained at any time by contacting Jill A. Pursell, Assistant Vice President and Corporate Secretary, Vista Bancorp, Inc., 305 Roseberry Street, Post Office Box 5360, Phillipsburg, New Jersey 08865; telephone number: (908) 859-9559.


                  7.       When may a person join the Plan and when will his or
                           ----------------------------------------------------
                           her participation commence?
                           ---------------------------

                  A shareholder may join the Plan at any time by completing, signing and returning an Authorization Form to the Company. Participation in the Plan will commence with the first dividend payment after the shareholder joins the Plan; provided that his or her Authorization Form was received on or before the record date for such dividend.

                  Historically, dividends declared on the Common Stock have been paid on March 10, June 10, September 10 and December 10 of each year. The record date for each such dividend will occur no later than the first business day of the month prior to the dividend payment date.

                  Shareholders are cautioned that the Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends, which will continue to depend upon the Company's earnings, financial condition and other factors.

                  8.       Do Participants incur any expenses in connection with
                           -----------------------------------------------------
                           purchases made pursuant to the Plan?
                           ------------------------------------

                  No. Participants will not be obligated to pay any brokerage commissions or other charges with respect to purchases of Common Stock under the Plan. Moreover, all other costs of administration of the Plan will be paid by the Company.

Purchases

                  9.       When are purchases made?
                           ------------------------

                  Purchases will be made on the applicable quarterly dividend payment date.

                  10.      How many shares may a Participant purchase?
                           -------------------------------------------

                  The number of shares a Participant may purchase depends on the amount of a Participant's dividend, the amount of voluntary cash payments and the price of the Common Stock. Each Participant's account will be credited with the number of whole shares equal to the total amount invested by him or her divided by the applicable purchase price per share. Fractional shares will not be issued pursuant to the Plan. Any remaining fractional portion of a dividend payment due to the shareholder is held by the Company for the shareholder's account and applied thereafter to the next declared dividend in order to purchase additional whole shares under the Plan. A Participant may purchase additional shares per calendar quarter with a minimum required purchase of 25 shares and a maximum allowable purchase of 100 shares.

                  Within 3 days of the quarterly Price Date, the Company will mail a notice and order form to each Participant setting forth the Plan Price Per Share and dividend payment date for that calendar quarter. A Participant who desires to purchase additional shares must return the completed order form and a check for the amount of the Total Purchase Price set forth on such order form and made payable to "Vista Bancorp, Inc.," no later than five days prior to the declared dividend payment date.

                  11.      What is the price of shares purchased under the Plan?
                           -----------------------------------------------------

                  The price per share of Common Stock purchased from the Company will be the Plan Price Per Share. See Question 2. Such price will be determined on a calendar quarterly basis. Therefore, the Plan Price Per Share will vary from calendar quarter to calendar quarter.

Reports to Participants

                  12.      What kind of reports will be sent to
                           Participants in the Plan?
                           ------------------------------------

                  Each Participant in the Plan will receive a statement of account describing cash dividends received, the Plan Price Per Share and the number of shares purchased with dividends and voluntary cash payments as promptly as practicable after each purchase. These statements will provide a continuing record of the dates and cost of purchases and should be retained for income tax purposes. In addition, each Participant will also receive the Company's annual reports to stockholders, notices of shareholder meetings, proxy statements and Internal Revenue Service information for reporting dividends paid.

Dividends

                  13. Are Participants credited with dividends on shares held in their Plan account?
                           --------------------------------------------------

                  Yes. The Company pays dividends, as declared, to the record holders of shares of the Common Stock. The Company receives dividends for all shares of Common Stock held in the Plan on the record date. The Company credits such dividends to Participants on the basis of full shares held in their accounts and reinvests such dividends in shares of Common Stock.

Sale of Shares

                  14. Are stock certificates issued for shares of Common Stock purchased?
                           --------------------------------------------------

                  Certificates will not be issued for Common Stock purchased periodically pursuant to the Plan. The number of shares held under the Plan will be registered in book-entry form. However, a Participant will receive a statement of account after each dividend is declared and invested which will collectively serve as proper evidence of such registration for shares accumulated in his or her account under the Plan. Any Participant whose account in the Plan is reduced to zero as a result of the withdrawal or sale of shares and who is not reinvesting dividends from any shares owned by him of record will be deemed to have withdrawn from the Plan. See Question 16 for information relating to the receipt of certificates upon voluntary withdrawal from the Plan.

                  Insofar as fractional shares are not issued pursuant to the Plan, certificates for fractional shares will not be issued under any circumstances.

                  15.      Under whose name are the Plan accounts maintained?
                           --------------------------------------------------

                  Plan accounts will be maintained under the same name which appears on the shareholder's certificates as of the time the Participant enters the Plan. Consequently, certificates for full shares held by the Company under the Plan will be registered in the same name when issued.

                  Upon written request, certificates will be registered in names other than the account name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request meets with the usual requirements of the Company for the recognition of a transfer of Common Stock of the Company.

Voluntary Withdrawal from the Plan

                  16. When and how may a Participant withdraw shares purchased through the Plan?
                           ----------------------------------------------

                  At any time, a Participant may withdraw all or a portion of the shares of Common Stock credited to his or her account by giving written notice to the Company and specifying in the notice the number of shares to be withdrawn. When a Participant withdraws shares from his or her account, certificates for whole shares of Common Stock so withdrawn will be issued. In no event will certificates for fractional shares be issued.

                  17. What happens to any fractional interest withdrawn from the Plan?
                           -------------------------------------------------

                  Any fractional interest withdrawn from the Plan account will be paid to the shareholder in cash, on a check remitted promptly therefor. Insofar as fractional shares are not issued pursuant to the Plan, in no case will certificates representing a fractional interest be issued.

                  18.      How may a shareholder terminate participation in the
                           Plan?
                           ----------------------------------------------------

                  A shareholder may terminate his or her participation in the Plan by notifying the Company in writing to that effect. When a Participant terminates his or her participation in the Plan, certificates for whole shares of Common Stock held under the Plan will be issued and fractional shares will be paid in accordance with provisions of Question 17.

Federal Income Tax Consequences

                  19. What are the federal income tax consequences of participation in the Plan?
                           -----------------------------------------------

                  The value of the shares acquired through the reinvestment of dividends will be included in a Participant's gross income as a dividend.

                  For corporate shareholders, the amount of dividends reinvested will be eligible, for the then applicable dividends received deduction.

                  To the extent that federal income tax withholding is required with respect to dividends, the Company will only reinvest dividends after adjusting the amount to reflect any withholding required.

                  The tax basis of any shares acquired pursuant to the Plan will be their value on the date the shares were purchased from the Company and the holding period applicable to any such shares will commence on the day following such date.

                  Each Participant is advised to consult his or her own tax advisor to determine the tax consequences of a particular transaction for his or her account.

Other Information

                  20.      What are the responsibilities of the Company under
                           the Plan?
                           --------------------------------------------------

                  The Company receives dividend payments on behalf of Participants, invests such amounts in shares of Common Stock, maintains account records for Participants, and notifies Participants of transactions in, and the status of, their accounts. The Company shall have no duties, obligations or liabilities with respect to the Plan except such as are expressly set forth in this Prospectus.

                  The Company, in administering the Plan, will not be liable for any act done in good faith or for its good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for the Participant's account and the times when such purchases are made, or with respect to any loss or fluctuation in the market value of the Common Stock after the purchase of shares.

                  All notices from the Company to a Participant will be mailed to the Participant's address of record, and the mailing of a notice to a Participant's most recent address of record will satisfy the Company's obligation to provide notice to that Participant. Accordingly, a Participant should promptly advise the Company of any change in his or her address.

                  All transactions in connection with the Plan will be governed under the laws of the State of New Jersey.

                  21.      May the Plan be changed or discontinued?
                           ----------------------------------------

                  The Plan may be amended, suspended, modified, or terminated by the Board of Directors at any time without the approval of the Participants. Notice of any such suspension or termination or material amendment or modification will be sent to all Participants who shall, in all events, have the right to withdraw from the Plan. No such action will prejudice retroactively any interests of any Participants.


                  22.      How is the Plan to be interpreted?
                           ----------------------------------

                  Any question of interpretation arising under the Plan will be determined by the Executive Committee and any such determination will be final unless otherwise determined by the Board of Directors.

                  23. Who bears the risk of market price fluctuations in the Common Stock?
                           ---------------------------------------------------

                  A Participant's investment in shares pursuant to the Plan will be no different from investment in directly-held shares. The Participant will bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan or otherwise.

                  THE SHARES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                  24. What happens when a Participant sells or transfers all of the shares registered in his or her name excluding those held in his or her Plan Account?
                           --------------------------------------------------

                  If a Participant disposes of all of his or her shares of Common Stock, the Company, until it is otherwise notified, will continue to reinvest the dividends on the shares of Common Stock held in the Participant's Plan account.

                  25. If the Company issues shares in a secondary offering in which the preemptive rights of the shareholders apply, how will the rights applicable to Plan shares be handled?
                           ----------------------------------------------------

                  Under the Amended Certificate of Incorporation of the Company, each shareholder has a preemptive right to purchase shares of the Common Stock of the Company whenever the Company issues such stock. Therefore, each shareholder has the nontransferable subscription right to purchase a number of shares of the Common Stock equal in number to the product of multiplying his or her percentage of holdings in the issued and outstanding Common Stock by the number of shares to be offered. Shares held under the Plan shall be included in the determination of the percentage of holdings in the issued and outstanding Common Stock.

                  26. What happens if the Company issues a stock dividend or declares a stock split?
                           ---------------------------------------------------

                  Any shares representing stock dividends or stock splits with respect to shares of Common Stock held in the Participant's Plan account will be issued in certificate form. These certificates will automatically be enrolled in the Plan.

                  27. How will shares held in an Participant's Plan account be voted at meetings of shareholders?
                           -----------------------------------------------------

                  If a Participant holds shares under the Plan on a record date for a meeting of shareholders, the Participant will be sent proxy material with respect to that meeting. A Participant will be entitled to vote the shares of Common Stock held in his or her Plan account. A Participant may vote in person or by proxy at any such meeting. However, no fractional shares may be voted.

                                 USE OF PROCEEDS


                  The net proceeds from the sale of the Common Stock offered hereby will be used for general corporate purposes, including investments in or advances to the Bank Subsidiaries.


                           DESCRIPTION OF COMMON STOCK


General


                  The Common Stock subject to the Plan will be the Company's authorized but unissued or reacquired Common Stock. As of March 31, 1997, 387,492 shares of Common Stock are reserved for issuance under the Plan.



                  The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.50 per share, of which 4,101,265 shares were outstanding and 5,780 shares were held as treasury shares for a total of 4,107,045 shares issued as of March 31, 1997. The remaining 5,892,955 authorized but unissued shares of Common Stock may be issued by the Board of Directors without further shareholder approval, subject to preemptive rights of shareholders. The Company's shareholders are entitled to one vote per share on all matters presented to them and have cumulative voting rights in the election of directors.


                  Cumulative voting rights with respect to the election of directors means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast the whole number of such votes for one candidate or distribute them among two or more candidates.

                  Except for the shares of Common Stock reserved for issuance pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and Board of Directors Stock Purchase Plan, a shareholder has a preemptive right to subscribe for securities, option rights or securities having option rights, issued for cash by the Company. Securities (or any option rights or securities having conversion or option rights with respect to such securities) that have been offered to shareholders at a price and upon terms fixed and that have not been subscribed for by them within the time fixed by the Board of Directors, may be thereafter offered for a period, not to exceed one year after the expiration of such time period, to any person or persons, at a price and upon terms not more favorable than those at which the shares were first offered to the shareholders of the Company.

                  The Common Stock has no redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see the discussion below under the caption entitled "Price Range of Common Stock and Dividends."

                  In some jurisdictions, shares of Common Stock of a general business corporation, such as the Company, may be treated differently from shares of stock of a bank and trust company, and therefore, may be subject to personal property taxation.

Anti-takeover Provisions

                  The Amended Certificate of Incorporation and by-laws of the Company contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult, the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

                  One of these provisions is the authorization of 10,000,000 shares of Common Stock. These additional common shares were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible in issuing additional shares for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company. Shareholders of the Company will have preemptive rights with respect to the purchase of these shares.

                  Provision for a staggered Board of Directors has been included in the Company's Amended Certificate of Incorporation. The Board believes that a classified Board will help to assure continuity and stability of corporate leadership and policy, although there has not been any problem with continuity on the Board of Directors. In addition, the Board believes that a classified Board helps to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. Since this extension of time also tends to discourage a tender offer or takeover bid, and to make it more difficult for a majority of shareholders to change the composition of the Board of Directors even though this may be considered desirable for them, this provision may also be deemed to be "anti-takeover" in nature.

                  Article 9 of the Company's Amended Certificate of Incorporation enables the Board to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as: the impact the acquisition of the Company would have on the community; the effect of the acquisition upon shareholders, employees, depositors and customers, and the reputation and business practices of the tender offeror. This provision was included in the Company's Amended Certificate of Incorporation to permit the Board of Directors to recognize its responsibilities to these constituent groups, to the Company, the Bank Subsidiaries and the communities which they serve.

                  Another provision of the Company's Amended Certificate of Incorporation provides that any merger, consolidation, sale of assets or similar transaction requires the affirmative vote of: (i) the holders of 75% of the Company's outstanding stock, or (ii) the holders of 66 2/3% of the Company's outstanding stock, provided that such transaction has received the prior approval of 80% of the entire Board of Directors. The New Jersey Business Corporation Act (the "Act") provides that unless otherwise prescribed in the Amended Certificate of Incorporation, such transactions require the approval of a majority of the outstanding shares. Without this greater voting requirement, the Company believes that the shareholders would be inadequately protected from the potential abuses of unsolicited takeover attempts.

                  Article 10 of the Company's Amended Certificate of Incorporation, also regarding business combinations, includes a "fair price" provision. Under this provision no merger, consolidation, or liquidation of the Company would be valid unless all shareholders receive the same price for their stock. The Board of Directors has observed that it has become a relatively common practice in corporate takeovers to pay cash to acquire a controlling equity interest and then to pay the remaining shareholders a price for their shares, which is lower than the price paid to acquire control or is a less desirable form of consideration, as the case may be. This provision is designed to protect minority shareholders from a purchaser who uses a two-tiered pricing tactic in an attempt to take control of the Company. The provision is not designed to prevent or discourage tender offers for the Company in which all shareholders receive substantially the same price for their shares.

                  The Act provides that the certificate of incorporation of a New Jersey corporation (such as the Company) may be amended by the affirmative vote of a majority of the outstanding voting stock of such corporation, except as otherwise provided by such corporation's certificate of incorporation. The Company's Amended Certificate of Incorporation, however, provides that certain provisions designed to protect the Company from an unfriendly takeover attempt can only be amended by an affirmative vote of holders of at least 75% of the outstanding voting stock of the Company unless approved by the affirmative vote of 80% of the entire Board of Directors, in which case approval by only 66 2/3% of the outstanding voting stock is required. On other matters, the Amended Certificate of Incorporation of the Company can be amended by an affirmative vote of the holders of a majority of outstanding voting stock. The Company believes that this procedural provision is essential to preserve the substantive provisions of the Company's Amended Certificate of Incorporation.

                  Finally, the by-laws provide that nominations of candidates for election as directors of the Company, other than those made by Board of Directors, must be made in writing and delivered or mailed to the Secretary of the Company not less than fifteen (15) days prior to any shareholders' meeting called for the election of directors. The notification must contain certain information known to the nominating shareholder. The Board believes that this provision avoids surprise nominations and ensures that there is adequate time for the Company to be informed of the backgrounds and qualifications of candidates for election as directors. However, this by-law provision could be viewed as "anti-takeover" in nature since it may make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent directors' nominees.

                  THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE TENDER OFFER OR OTHER TAKEOVER ATTEMPT THAT SOME SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS INSOFAR AS THE OFFER MIGHT INCLUDE A PREMIUM OVER THE MARKET PRICE OF THE COMMON STOCK AT THAT TIME. IN ADDITION, THESE PROVISIONS MAY HAVE THE EFFECT OF ASSISTING THE COMPANY'S CURRENT MANAGEMENT IN RETAINING ITS

POSITION AND PLACE IT IN A BETTER POSITION TO RESIST CHANGES WHICH SOME SHAREHOLDERS MAY DEEM DESIRABLE IF DISSATISFIED WITH THE CONDUCT OF
THE COMPANY'S BUSINESS.

                  The Board of Directors has no plans to adopt any other "anti-takeover" provisions and believes that it has no other protection against takeover attempts other than the approval of the regulatory authorities that would be required for an outside party to gain control of the Company.

Price Range of Common Stock and Dividends

                  The Company has its Common Stock listed on the NASDAQ Small-Cap Market. Quotations of bid and asked prices are published with respect to trades in the Common Stock that occur on and through such market.

                  The Company has paid cash dividends since its formation as the parent holding company of PNB. Prior to such formation, PNB paid dividends for more than thirty-five (35) years. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers dividend policy. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank Subsidiaries to the Company. Therefore, the restrictions on the Bank Subsidiaries dividend payments are directly applicable to the Company.

Dividend Restrictions on PNB

                  The Office of the Comptroller of the Currency ("OCC") has issued rules governing the payment of dividends by national banks. PNB may not pay dividends from capital (unimpaired common and preferred stock outstanding), but only from retained earnings after deducting losses and bad debts therefrom. "Bad debts" are defined as matured obligations in which interest is past due and unpaid for ninety (90) days, but do not include well-secured obligations that are in the process of collection.

                  To the extent that: (1) PNB has capital surplus in an amount in excess of common capital; and (2) if PNB can prove that such surplus resulted from prior period earnings, PNB, upon approval of the OCC, may transfer earned surplus to retained earnings and thereby increase its dividend paying capacity.

                  If, however, PNB has insufficient retained earnings to pay a dividend, the OCC's regulations allow PNB to reduce its capital to a specified level and to pay dividends upon receipt of the approval of the OCC as well as that of the holders of two thirds of the outstanding shares of the Common Stock.


                  PNB may not pay any dividends on its capital stock during the period in which it may be in default in the payment of its assessment for deposit insurance premium due to the FDIC, nor may it pay dividends on Common Stock until any cumulative dividends on PNB's preferred stock

(if any) have been paid in full. PNB has never been in default in the payments of its assessments to the FDIC; and, moreover, PNB has no outstanding preferred stock. In addition, under the Federal Deposit Insurance Act (912 U.S.C. ss.1818), dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice. PNB's unrestricted retained earnings and net income available that could be paid as a dividend to the Company under the current OCC regulations were $6.8 million and $5.2 million as of December 31, 1996 and March 31, 1997, respectively.


Dividend Restrictions on Twin Rivers

                  Similar to PNB, the dividends of Twin Rivers are also subject to certain regulatory considerations and the discretion of its Board of Directors and will depend upon a number of factors, including operating results, financial conditions and general business conditions. The Company is entitled to receive dividends, as and when declared by the Board of Directors of Twin Rivers, out of funds legally available therefor, subject to the restrictions set forth in the Pennsylvania Banking Code of 1965 (the "Pennsylvania Banking Code") and the Federal Deposit Insurance Act.

                  The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of Twin Rivers is less than the amount of its capital, Twin Rivers shall, until surplus is equal to such amount, transfer to surplus an amount which is at least 10% of the net earnings of Twin Rivers for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of Twin Rivers is less than 50% of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Department of Banking ("Department") until such surplus is equal to 50% of Twin Rivers' capital.

                  The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank which is in default on any assessment for deposit insurance premium to the FDIC.


                  As of December 31, 1996 and March 31, 1997, there were $915 thousand and $984 thousand accumulated net earnings, respectively, available at Twin Rivers that could be paid as a dividend to Vista under current Pennsylvania law.


Dividend Restrictions on the Company

                  Under the Act, the Company may not pay a dividend if, after giving effect thereto, either (a) the Company would be unable to pay its debts as they become due in the usual course of business or (b) the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of generally accepted accounting principles, (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances, or (iii) a fair valuation or other method that is reasonable under the circumstances.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


Principal Owners


                  The following table sets forth, as of March 31, 1997, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.

                                                                                    Percent of Outstanding
                                                Shares Beneficially                      Common Stock
Name and Address                                     Owned(1)                         Beneficially Owned
----------------                                     --------                         ------------------
Richard A. Cline
R.D. #1, Box 559
Stewartsville, New Jersey 08886                     232,030(2)                                 5.6%

Barry L. Hajdu
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey  08865                            223,926(3)                                 5.4%

Brian W. Hajdu
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey  08865                            224,831(4)                                 5.4%

Louis Hajdu
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey 08865                             456,284(5)                                11.1%

Hajdu Group Retirement Plan
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey  08865                            214,614(6)                                 5.2%

Phillipsburg National Bank and
  Trust Company
305 Roseberry Street
P.O. Box 5360
Phillipsburg, New Jersey  08865                     308,102(7)                                 7.5%

------------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March 14, 1997. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Of the 232,030 shares beneficially owned by Mr. Cline, 135,130 shares are held by him individually and 96,900 shares are owned by his spouse individually.
(3) Of the 223,926 shares beneficially owned by Barry L. Hajdu, 9,312 shares are owned by him individually and 214,614 shares are held in the Hajdu Group Retirement Plan of which Barry L. Hajdu is one of three trustees.
(4) Of the 224,831 shares beneficially owned by Brian W. Hajdu, 10,217 shares are owned by him individually and 214,614 shares are held in the Hajdu Group Retirement Plan of which Brian W. Hajdu is one of three trustees.
(5) Of the 456,284 shares beneficially owned by Louis Hajdu, 231,785 shares are owned by him individually; 214,614 shares are held in the Hajdu Group Retirement Plan of which Louis Hajdu is one of three trustees; and 9,885 shares are owned individually by his spouse.
(6)      These shares are held in this retirement plan of which Barry L., Brian
         W. and Louis Hajdu are co-trustees.
(7) The shares are held in various fiduciary capacities by PNB's trust department or by PNB officers with respect to the bank employee retirement plan.




Beneficial Ownership by Officers and Directors
----------------------------------------------

                  The following table sets forth as of March 31, 1997, the amount and percentage of the Common Stock beneficially owned by each director and all officers and directors of the Company as a group.



Name of Individual                             Amount and Nature of                     Percent
or Identity of Group                         Beneficial Ownership(1)(2)                of Class(3)
--------------------                         --------------------------                -----------

Richard A. Cline                                  232,030  (4)                            5.6%
Harold J. Curry                                    91,818  (5)(6)                         2.2%
Dale F. Falcinelli                                  4,200  (6)(7)                         ----
James T. Finegan, Jr.                              22,774  (8)                            ----
Barry L. Hajdu                                    223,926  (6)(9)                         5.4%
Barbara Harding                                    46,326  (10)                           1.1%
David L. Hensley                                    8,745  (11)                           ----
William F. Keefe                                   44,723  (12)                           1.1%
Thomas F. McGinley                                173,981  (13)                           4.2%
Mark A. Reda                                       49,673  (14)                           1.2%
Marc S. Winkler                                     4,947  (15)                           ----


All Directors and Officers
of the Company as a Group
(10 Directors, 5 Officers, 11
Persons in Total)                                 866,659                                21.1%


-------------------------

 (1) See footnote (1) under the caption entitled "Principal Owners" for the definition of "beneficial ownership."
 (2) Information furnished by the directors and the Company.
 (3) Less than one percent (1%) unless otherwise indicated.
 (4) See footnote (2) under the caption entitled "Principal Owners" for Mr. Cline's beneficial ownership of shares.
 (5) Of the 91,818 shares beneficially owned by Mr. Curry, 64,200 shares are owned by him individually and 27,618 shares are owned individually by his spouse.
 (6) A current Class B director and a nominee for Class B director.
 (7) The 4,200 shares beneficially owned by Mr. Falcinelli are held in an IRA account with Paine Webber, Inc.
 (8) Of the 22,774 shares beneficially owned by Dr. Finegan, 3,883 shares are owned by him individually; 7,709 shares are owned jointly with his spouse; 200 shares are owned individually by his spouse; 1,132 shares are owned by him in an IRA trust account; 1,080 shares are owned by his spouse in an IRA trust account; and 8,770 shares are owned by him in a Profit Sharing Trust.
 (9) See footnote (3) under the caption entitled "Principal Owners" for Mr. Hajdu's beneficial ownership of shares.
(10) Of the 46,326 shares beneficially owned by Mrs. Harding, 5,433 shares are owned by her individually; 2,375 shares are owned jointly with her spouse; 685 shares are owned individually by her spouse; 704 shares are owned by her in an IRA trust account; 645 shares are owned by her spouse in an IRA trust account; and 36,484 shares are held by the Vista Bancorp, Inc. Employees Pension Plan ("Pension Plan Shares") of which Mrs. Harding is a co-trustee with Mr. Keefe and shares investment and voting power with Mr. Keefe with respect to the Pension Plan Shares. Mrs. Harding disclaims any beneficial ownership interest with respect to the Pension Plan Shares.
(11) Of the 8,745 shares beneficially owned by Mr. Hensley, 2,975 shares are owned by him individually; 2,390 shares are owned jointly with his spouse; and 3,380 shares are owned by him in an IRA trust account.
(12) Of the 44,723 shares owned by Mr. Keefe, 4,740 shares are owned by him individually; 2,949 shares are owned jointly with his spouse; 200 shares are held for him under a nominee name; 350 shares are owned by him in an IRA trust account; and 36,484 shares are Pension Plan Shares of which Mr. Keefe is a co-trustee with Mrs. Harding and shares investment and voting power with Mrs. Harding with respect to the Pension Plan Shares. Mr. Keefe disclaims any beneficial ownership interest with respect to the Pension Plan Shares.
(13) Of the 173,981 shares beneficially owned by Mr. McGinley, 28,413 shares are owned by him individually; 87,471 shares are owned jointly with his spouse; 4,000 shares are owned individually by his spouse; 39,097 shares owned by him in an IRA trust account; and 15,000 shares are held in street name with Mr. McGinley as executor of the Estate of John R. McGinley, Deceased.
(14) Of the 49,673 shares beneficially owned by Mr. Reda, 32,088 shares are owned by him individually; 5,744 shares are owned jointly with his spouse; 677 shares are owned individually by his spouse; 3,238 shares are owned by him as custodian under the New Jersey Uniform Gifts to Minors Act for Louis
     J. Reda; 2,472 shares are owned by him as custodian under the New Jersey Uniform Gifts to Minors Act for Marcy L. Reda; 4,954 shares are owned by him in an IRA trust account; and 500 shares are owned by his spouse in an IRA trust account.
(15) Of the 4,947 shares beneficially owned by Mr. Winkler, 2,083 shares are owned by him individually; 2,700 shares are owned individually by his spouse in an IRA account with National Financial Services, Corp; 120 shares are owned by him as custodian under the Pennsylvania Uniform Gifts to Minors Act for Aaron S. Winkler; 38 shares are owned by him as custodian under the Pennsylvania Uniform Gifts to Minors Act for Austin C. Winkler; and 6 shares are owned by him as custodian under the Pennsylvania Uniform Gifts to Minors Act for Jonah V. Winkler.




                              PLAN OF DISTRIBUTION


                  The Company will not engage any outside broker-dealers in connection with the sale of shares of the Common Stock pursuant to the Plan. Certain officers and employees of the Company and the Bank Subsidiaries will administer the Plan. They will not be paid any sales commissions or any other form of remuneration for their efforts. However, the Company will reimburse an officer or employee for documented out-of-pocket expenses that he or she may incur as a result of his or her duties in the administration of the Plan.

                  Certain directors and executive officers of the Company will assist the Company in the administration of the Plan. None of such directors and executive officers will receive compensation for such services. None of such directors and executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of such directors and executive officers are exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the 1934 Act. Substantially similar exemptions from registration are available under applicable state securities laws.


                                     EXPERTS



                  The consolidated financial statements of the Company, as of December 31, 1996, and for the year ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of Rudolph, Palitz LLP, Certified Public Accountants, and in reliance upon the authority of such firm as experts in accounting and auditing.



                                  LEGAL MATTERS


                  The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Schnader Harrison Segal & Lewis, 30 North Third Street, Suite 700, Harrisburg, Pennsylvania 17101-1713, and Suite 200, Woodland Falls Corporate Park, 220 Lake Drive East, Cherry Hill, New Jersey 08002-1165.


                         STATEMENT AS TO INDEMNIFICATION


                  New Jersey law and the By-laws of the Company provide for broad indemnification of officers and directors of the Company against liabilities and expenses incurred by such persons in legal proceedings. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

                 Legal Fees and Disbursements........................................     $12,000.00
                 Accounting Fees and Disbursements...................................       1,950.00
                 Printing............................................................         200.00
                 SEC and Blue Sky Fees and Costs.....................................       2,006.91*
                 Postage and Handling................................................       3,000.00
                 Miscellaneous.......................................................         843.09
                 Total Expenses......................................................    $ 20,000.00
                                                                                        ============
---------------------------
*        Actual.  All other amounts are estimated.

Item 15.  Indemnification of Directors and Officers.

                  Section 14A:3-5(2) of the New Jersey Business Corporation Act (the "Act") (relating to indemnification in connection with third party actions) provides that the Registrant has the power to indemnify any person who is or was a director, officer, employee or agent of the Registrant and any person who is or was a director, officer, employee or agent of any domestic or foreign corporation, partnership, joint venture, sole proprietorship trust or other enterprise whether or not for profit and who is serving at the request of the Registrant or the legal representative of any such director, officer, trustee, employee or agent (the "Corporate Agent") against his expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of his being or having been such a Corporate Agent, other than a proceeding by or in the right of the Registrant, if:

                  (a) such Corporate Agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

                  (b) with respect to any criminal proceeding, such Corporate Agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such Corporate Agent did not meet the applicable standards of conduct set forth above.

                  Under Section 14A:3-5(3) of the Act (relating to indemnification in connection with derivative actions), the Registrant has the power to indemnify a Corporate Agent against his expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involves the Corporate Agent by reason of his being or having been such Corporate Agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such Corporate Agent shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such Corporate Agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

                  Section 14A:3-5(4) of the Act (relating to mandatory indemnification) states that the Registrant shall indemnify a Corporate Agent against expenses to the extent that such Corporate Agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) (relating to indemnification in connection with third party actions) and 14A:3-5(3) (relating to indemnification in connection with derivative actions) or in defense of any claim, issue or matter therein.

                  Furthermore, under Section 14A:3-5(5) of the Act (relating to procedure for effecting indemnification), any indemnification under subsection 14A:3-5(2) (relating to indemnification in connection with third party actions) and, unless ordered by a court, under subsection 14A:3-5(3) (relating to indemnification in connection with derivative actions) may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the Corporate Agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) (relating to indemnification in connection with third party actions) or subsection 14A:3-5(3) (relating to indemnification in connection with derivative actions). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made:

                  (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

                  (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

                  (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

                  Section 14A:3-5(6) of the Act (relating to advancing expenses) states that expenses incurred by a Corporate Agent in connection with a proceeding may be paid by the Registrant in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the Corporate Agent to repay such amount if it shall ultimately be determined that such Corporate Agent is not entitled to be indemnified as provided by the Act.

                  Section 14A:3-5(7) of the Act provides that if the Registrant, upon application of a Corporate Agent, has failed or refused to provide indemnification as required under subsection 14A:3-5(4) (relating to mandatory indemnification) or permitted under subsections 14A:3-5(2) (relating to indemnification in connection with third party actions), 14A:3-5(3) (relating to indemnification in connection with derivative actions) and 14A:3-5(6) (relating to advancing expenses), a Corporate Agent may apply to a court for an award of indemnification by the Registrant, and such court:

                  (a) may award indemnification to the extent authorized under subsections 14A:3-5(2) (relating to indemnification in connection with third party actions) and 14A:3-5(3) (relating to indemnification in connection with derivative actions) and shall award indemnification to the extent required under subsection 14A:3-5(4) (relating to mandatory indemnification), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5) (relating to the procedure to effect indemnification); and

                  (b) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6) (relating to advancing expenses), if the court shall find that the Corporate Agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

                  Application for such indemnification may be made:

                  (a) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

                  (b) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

                  Section 14A:3-5(7) of the Act further stipulates that the application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the Registrant. The court may also direct that notice shall be given at the expense of the Registrant to the shareholders and other such persons as it may designate in such manner as it may require.

                  Finally, Section 14A:3-5(7) of the Act states that the indemnification and advancement of expenses provided by or granted pursuant to the Act shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the Registrant, to which a Corporate Agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a Corporate Agent, if a judgment or other final adjudication adverse to the Corporate Agent establishes that his acts or omissions were:

                  (a) in breach of his duty of loyalty to the Registrant or its shareholders;

                  (b) not in good faith or involved a knowing violation of law;
                  or

                  (c) resulted in receipt by the Corporate Agent of an improper personal benefit.

                  Section 14A:3-5(9) of the Act (relating to the power to purchase insurance) specifies that the Registrant shall have the power to purchase and maintain insurance on behalf of any Corporate Agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a Corporate Agent, whether or not the Registrant would have the power to indemnify him against such expenses and liabilities under the provisions of the Act. The Registrant may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Registrant whether or not such insurer does business with other insureds.

                  Section 14A:3-5(10) of the Act states that the powers granted by the Act may be exercised by the Registrant, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers. However, except as required by subsection 14A:3-5(4) (relating to mandatory indemnification), no indemnification shall be made or expenses advanced by the Registrant, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the Registrant or the rights of indemnification to which a Corporate Agent may be entitled.

                  The Act however, does not limit the Registrant's power to pay or reimburse expenses incurred by a Corporate Agent in connection with the Corporate Agent's appearance as a witness in a proceeding at a time when the Corporate Agent has not been made a party to the proceeding.

                  In addition, section 14A:6-1 of the Act (relating to the Board of Directors) declares that unless otherwise provided by statute or in a corporation's certificate of incorporation, the business and affairs of the Registrant shall be managed by or under the direction of its board. Furthermore, in discharging his duties to the Registrant and in determining what he reasonably believes to be in the best interest of the Registrant, a director may, in addition to considering the effects of any action on shareholders, consider any of the following:

                  (a) the effects of the action on the Registrant's employees, suppliers, creditors and customers;

                  (b) the effects of the action on the community in which the Registrant operates; and

                  (c) the long term as well as the short-term interests of the Registrant and its shareholders, including the possibility that these interests may best be served by the continued independence of the Registrant.

                  Section 14A:6-1 of the Act also states that if on the basis of the factors above, the board of directors determines that any proposal or offer to acquire the Registrant is not in the best interest of the Registrant, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

                  Section 14A:6-14 of the Act (relating to liability of directors; reliance on records and report) states that directors and members of any committee designated by the board shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.

                  In discharging their duties, directors and members of any committee designated by the board shall not be liable if, acting in good faith, they rely

                  (a) upon the opinion of counsel for the corporation;

                  (b) upon written reports setting forth financial data concerning the Registrant and prepared by an independent public accountant or certified public accountant or firm of such accountants;

                  (c) upon financial statements, books of account or reports of the Registrant represented to them to be correct by the president, the officer of the Registrant having charge of its books of account, or the person presiding at a meeting of the board; or

                  (d) upon written reports of committees of the board.

                  Article V of the Registrant's by-laws provides that the Registrant shall indemnify, to the full extent authorized by law, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Registrant or served or serves any other enterprise at the request of the Registrant.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits


 Exhibit Number Referred to                           Description of
in Item 601 of Regulation S-K                            Exhibit
-----------------------------                        -------------

          1                        None.
          2                        None.
          4                        None.
          5                        Opinion of Schnader Harrison Segal & Lewis, Special
                                   Counsel to the Registrant, as to the legality of the shares of the Registrant's common stock being registered.
          8                        None.
         12                        None.
         15                        None.
         23A                       Consent of Schnader Harrison Segal & Lewis, Special
                                   Counsel to the Registrant, found at Exhibit 5.
         23B                       Consent of Rudolph, Palitz LLP, Certified Public
                                   Accountants of Plymouth Meeting, Pennsylvania.
         25                        None.
         26                        None.
         27                        None.
         28                        None.
         99D                       Report of Rudolph, Palitz LLP, dated January 31, 1997.

Item 17.  Undertakings.

                  Item 512(a) of Regulation S-K.

                  The Registrant will:

                  (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (2) for determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities tat that time to be the bona fide offering; and

                  (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Capacity                                                    Date

Richard A. Cline, Director
Harold John Curry, Director and Vice Chairman
Dale F. Falcinelli, Director
James T. Finegan, Director
Barbara Harding, Director, President and Chief Executive Officer
  (Principal Executive Officer)
David L. Hensley, Director and Executive Vice President
Thomas F. McGinley, Director and Chairman of the Board
Mark A. Reda, Director
Marc S. Winkler, Director
William F. Keefe, Executive Vice President, Treasurer and Chief
   Financial Officer (Principal Financial and Accounting Officer)
Jill A. Pursell, Assistant Vice President and Secretary



/s/ Barbara Harding                                                May 27, 1997
---------------------
Barbara Harding
(Attorney-in-Fact)



/s/ William F. Keefe                                               May 27, 1997
---------------------
(Attorney-in-Fact)

                                INDEX TO EXHIBITS


Item Number                                 Description                                                     Page
-----------                                 -----------                                                     ----


    5                  Opinion of Schnader Harrison Segal & Lewis, Special
                       Counsel to the Registrant, as to the legality of the
                       shares of the Registrant's common stock being registered ......................      S-1

   23A                 Consent of Schnader Harrison Segal & Lewis,
                       Special Counsel to Registrant, found at Exhibit 5 .............................      S-4

   23B                 Consent of Rudolph, Palitz LLP, Certified Public
                       Accountants, of Plymouth Meeting, Pennsylvania  ...............................      S-5

   99D                 Report of Rudolph, Palitz LLP, dated
                       January 31, 1997...............................................................      S-7
